EXHIBIT 1

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the common stock, $0.01 par value per share, of Life Time Group Holdings, Inc. is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below that is named as a reporting person in such filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: October 22, 2021

LIFECO LLC

By: /s/ Alec Anderson

Name: Alec Anderson

Title: Director

LIFECO PTC LTD.

By: /s/ Alec Anderson

Name: Alec Anderson

Title: Director